Exhibit 99.1

Blueknight Announces Fourth Quarter and Full Year 2016 Results

OKLAHOMA CITY - March 8, 2017 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three and twelve months ended December 31, 2016.

The Partnership reported net income of $2.0 million on total revenues of $46.0 million for the three months ended December 31, 2016, compared to a net loss of $16.9 million on total revenues of $43.9 million for the same period in 2015. BKEP recorded a net loss of $4.8 million on total revenues of $177.4 million for the twelve months ended December 31, 2016, compared to net income of $6.4 million on total revenues of $180.0 million for the same period in 2015. The Partnership reported operating income of $3.4 million for the three months ended December 31, 2016, compared to an operating loss of $16.8 million for the same period in 2015. BKEP reported operating income of $6.5 million for the twelve months ended December 31, 2016, compared to operating income of $14.0 million for the twelve months ended December 31, 2015. Operating income for the twelve months ended December 31, 2015 included $8.3 million in income related to the settlement of a 2008 claim and litigation. Net loss and operating income for the twelve months ended December 31, 2016 were impacted by impairment expense of $25.8 million, primarily related to the cancellation of the Knight Warrior East Texas Eaglebine/Woodbine crude oil pipeline project.

BKEP’s adjusted earnings before interest, taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, gains related to investments and fees related to the Ergon transactions (“Adjusted EBITDA”) was $17.1 million for the three months ended December 31, 2016, as compared to $14.1 million for the same period in 2015, an increase of 21%. Adjusted EBITDA was $69.8 million for the twelve months ended December 31, 2016, compared to $70.1 million for the same period in 2015. Adjusted EBITDA for the twelve months ended December 31, 2015, included a $6.0 million gain related to the settlement of litigation. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP’s distributable cash flow was $10.5 million for the three months ended December 31, 2016, as compared to $9.3 million for the same period in 2015. Distributable cash flow for the twelve months ended December 31, 2016 was $46.6 million, as compared to $54.2 million for the same period in 2015. In addition to the $6.0 million gain related to the settlement of litigation as mentioned above, distributable cash flow for the twelve months ended December 31, 2015 included $2.3 million of cash proceeds received from the settlement of a 2008 claim. Distributable cash flow for the three and twelve months ended December 31, 2016 was impacted by fees related to the Ergon transactions of $0.4 million and $1.8 million, respectively. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP previously announced a fourth quarter 2016 cash distribution of $0.1450 per common unit, which is equal to the previous quarter’s distribution. The Partnership also announced a $0.17875 distribution per preferred unit. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, to be filed with the SEC on March 9, 2017.

Comments from BKEP CEO Mark Hurley:

“We delivered solid 2016 results and were able to make strategic investments in our asphalt terminalling services business segment further strengthening our presence as a terminal-centric, infrastructure-focused company that can provide bulk storage, transportation and terminalling services throughout the United States. This capability was enhanced by the Ergon transaction that was completed in October of 2016, whereby Ergon, a Jackson, Mississippi based private company, purchased our General Partner and sold nine asphalt product terminals to us. We own the largest network of independently-owned asphalt terminals and have a partner that is a leader in developing and marketing technologies and products for road construction and preservation in addition to numerous other logistics, refining and other energy and infrastructure-related businesses. We are incredibly excited about this partnership and believe it will lead to other growth projects in addition to the previously mentioned anticipated asphalt terminal drop downs in mid-2017 and 2018.”

“Our 2016 operating margin, excluding depreciation and amortization, increased 9% year over year to $83.0 million. Adjusted EBITDA for the three months ended December 31, 2016 jumped 21% as compared to the same period in 2015, mostly due to the closing of the Ergon acquisition on October 5, 2016. Adjusted EBITDA for the year ended December 31, 2016 was in-line with previous guidance, but essentially flat as compared to 2015. However, keep in mind that 2015 adjusted EBITDA and distributable cash flow included $8.3 million in income related to the settlement of a 2008 claim and litigation.”

“Our asphalt products terminalling business continues to perform exceptionally well as evidenced by our operating margin, excluding depreciation and amortization, which increased 18% from 2015 to 2016 after recording a 17% increase from 2014 to 2015. In February 2016, we acquired two asphalt terminalling facilities located in Wilmington, North Carolina and Dumfries, Virginia and entered into a long-term storage, throughput and handling agreement with Axeon Marketing LLC. The Axeon transaction was followed by the closing of the Ergon transaction in October of 2016, which added another nine terminals to our footprint. Our asphalt terminalling business is well positioned to take advantage of the increased infrastructure spending we expect to see in the future.”

“Terminalling services, comprised of both our asphalt and crude oil terminalling segments, accounted for nearly 98% of our fourth quarter’s total operating margin. These are fee-based, highly-contracted businesses, and reflect our overall strategy to invest in businesses with less volatility rather than volume and price sensitive gathering and transportation businesses. We expect a similar trend in 2017.”

“Our pipeline and trucking and field services businesses continue to face challenges due to the volatile crude oil market and service suspension on one of our Oklahoma pipeline systems. However, with the stabilization of the crude oil markets over the last few months, we are seeing signs of increasing production in Oklahoma and increased volumes on our trucks. We are also working to restore service on our second Oklahoma pipeline and expect to put that line into condensate service during the second half of 2017. We believe we can be successful in capturing additional volume on both the condensate and Oklahoma mainline systems as exploration and production activities rise in the promising STACK and SCOOP plays.”

“We continued our focus on managing costs as operating expenses decreased by 13% in 2016 when compared to 2015, driven primarily from the decision to exit the West Texas trucking market in December 2015. Even though we exited West Texas, which also decreased revenues, we were able to increase operating margin. In addition general and administrative expenses decreased 4% year over year, exclusive of $1.8 million in fees paid on the Ergon transaction. We expect to continue to aggressively manage these costs in 2017.”

“We also place a priority on maintaining our overall balance sheet strength and distribution coverage. Leverage at year end trended slightly upward to 4.2 times as a result of the Ergon transaction closing in October. We finished 2016 with distribution coverage of 1.0 times (1.04 times before fees related to the Ergon transactions). The distribution coverage for 2016 also includes $1.0 million of distributions attributable to the common and preferred units issued on October 5, 2016 associated with the closing of the Ergon transaction. We expect leverage to hold steady or decrease slightly from the current level as we proceed in 2017.”

“On February 12, 2017, we announced that Advantage Pipeline entered into a definitive agreement whereby Advantage Pipeline will be acquired by a joint venture formed by affiliates of Plains All American Pipeline, L.P. and Noble Midstream Partners LP. The closing of the transaction is expected to occur in the first quarter of 2017 and is subject to customary closing conditions. We anticipate net cash proceeds of approximately $27.0 million to $29.0 million from the sale of Advantage Pipeline.”

“We continue to search for growth opportunities and are looking to expand our terminalling network. We are also diligently working to complete our Oklahoma condensate project in an effort to better utilize our Oklahoma crude oil transportation and storage assets. We will continue to look for or develop additional organic crude oil opportunities both within and outside Oklahoma. We believe our business is well positioned for growth and we believe that our new partnership with Ergon will provide additional access to different opportunities and we are aggressively exploring those as we move forward into 2017.”

Results of Operations

The following table summarizes the financial results for the three and twelve months ended December 31, 2015 and 2016 (in thousands except per unit data):

	Three Months ended December 31,		Twelve Months ended December 31,
	2015	2016	2015	2016
	(unaudited)
Service revenue:
Third party revenue	$32,543	$29,505	$137,415	$126,215
Related party revenue	7,828	11,606	39,103	30,211
Product sales revenue:
Third party revenue	3,511	4,910	3,511	20,968
Total revenue	43,882	46,021	180,029	177,394
Costs and expenses:
Operating expense	30,529	30,779	127,974	111,091
Cost of product sales	3,231	3,341	3,231	14,130
General and administrative expense	4,589	5,580	18,976	20,029
Asset impairment expense	21,996	2,916	21,996	25,761
Total costs and expenses	60,345	42,616	172,177	171,011
Gain (loss) on sale of assets	(340)	23	6,137	108
Operating income (loss)	(16,803)	3,428	13,989	6,491
Other income (expense):
Equity earnings in unconsolidated affiliate	594	397	3,932	1,483
Interest expense (net of capitalized interest of $32, $0, $184 and $41, respectively)	(625)	(1,813)	(11,202)	(12,554)
Income (loss) before income taxes	(16,834)	2,012	6,719	(4,580)
Provision for income taxes	(26)	(61)	(323)	(260)
Net income (loss)	$(16,860)	$1,951	$6,396	$(4,840)

Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$(164)	$142	$554	$433
Preferred interest in net income	$5,391	$8,766	$21,564	$25,824
Net income (loss) available to limited partners	$(22,087)	$(6,957)	$(15,722)	$(31,097)

Basic and diluted net loss per common unit	$(0.65)	$(0.18)	$(0.47)	$(0.87)

Weighted average common units outstanding - basic and diluted	33,021	37,955	32,945	35,093

The table below summarizes our financial results by segment operating margin, excluding depreciation and amortization, for the three and twelve months ended December 31, 2015 and 2016 (dollars in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/(Unfavorable)
					Three Months		Twelve Months
(in thousands)	2015	2016	2015	2016	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt services operating margin	$11,458	$15,050	$48,212	$56,769	3,592	31%	8,557	18%
Crude oil terminalling and storage operating margin	4,651	4,741	18,842	20,048	90	2%	1,206	6%
Crude oil pipeline services operating margin	1,885	453	7,694	4,347	(1,432)	(76)%	(3,347)	(44)%
Crude oil trucking and producer field services operating margin	(784)	29	1,304	1,829	813	104%	525	40%
Total operating margin, excluding depreciation and amortization	$17,210	$20,273	$76,052	$82,993	3,063	18%	6,941	9%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, gains related to investments and fees related to the Ergon transactions. Distributable cash flow is defined as adjusted EBITDA, plus or minus cash proceeds from sale of investments, cash paid for interest, maintenance capital expenditures, cash paid for taxes, and cash paid for fees related to the Ergon transactions. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income (loss) for the periods shown (in thousands):

	Three Months ended December 31,		Twelve Months ended December 31,
	2015	2016	2015	2016
Net income (loss)	$(16,860)	$1,951	$6,396	$(4,840)
Interest expense	625	1,813	11,202	12,554
Gain related to investments	—	—	(267)	—
Income taxes	26	61	323	260
Depreciation and amortization	7,087	8,372	27,228	30,820
Non-cash equity-based compensation, including profits interest expense	823	1,578	2,825	3,417
Asset impairment charge and other	22,404	2,916	22,404	25,761
Fees related to the Ergon transactions	—	394	—	1,783
Adjusted EBITDA	$14,105	$17,085	$70,111	$69,755
Cash proceeds from sale of investments	—	—	2,346	—
Cash paid for interest	(2,569)	(3,326)	(9,915)	(12,404)
Cash paid for income taxes	(20)	(23)	(412)	(282)
Maintenance capital expenditures, net of reimbursable expenditures	(2,199)	(2,862)	(7,882)	(8,724)
Fees related to the Ergon transactions	—	(394)	—	(1,783)
Distributable cash flow	$9,317	$10,480	$54,248	$46,562

Distribution declared (1)	$10,598	$12,250	$42,019	$46,390
Distribution coverage ratio	0.9	0.9	1.3	1.0
____________________

(1)
Inclusive of preferred and common unit declared cash distributions. Distributions declared in the three and twelve month periods ended December 31, 2016 exclude $2.4 million of distributions paid to Vitol and Charlesbank in conjunction with the Partnership’s repurchase of 13.3 million Series A Preferred Units from Vitol and Charlesbank; these distributions were reimbursed to the Partnership in the form of a capital contribution from Ergon.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income (loss) for the periods shown (in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/ (Unfavorable)

(in thousands)	2015	2016	2015	2016	$	%	$	%
Total operating margin, excluding depreciation and amortization	$17,210	$20,273	76,052	82,993	3,063	18%	6,941	9%
Depreciation and amortization	(7,087)	(8,372)	(27,228)	(30,820)	(1,285)	(18)%	(3,592)	(13)%
General and administrative expense	(4,589)	(5,580)	(18,976)	(20,029)	(991)	(22)%	(1,053)	(6)%
Asset impairment expense	(21,996)	(2,916)	(21,996)	(25,761)	19,080	87%	(3,765)	(17)%
Gain (loss) on sale of assets	(340)	23	6,137	108	363	107%	(6,029)	(98)%
Operating income (loss)	$(16,802)	$3,428	$13,989	$6,491	20,230	120%	(7,498)	(54)%

Investor Conference Call

The Partnership will discuss fourth quarter and full year 2016 results during a conference call on Thursday, March 9, 2017 at 1:30 p.m. CDT (2:30 p.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants are requested to dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 9.6 million barrels of combined asphalt product and residual fuel oil storage located at 54 terminals in 26 states, 7.4 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma, Interchange, approximately 760 miles of crude oil pipeline located primarily in Oklahoma and Texas and approximately 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900